AMENDMENT NO. 1
TO THE SUB-ADVISORY AGREEMENT BETWEEN
HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC.
AND HENDERSON INVESTMENT MANAGEMENT LIMITED

AMENDMENT NO. 1 (this “Amendment”), dated as of June 1, 2011, to the Sub-Advisory Agreement, dated August 31, 2001 (the “Subadvisory Agreement”), between HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. (hereinafter referred to as the “Adviser”) and HENDERSON INVESTMENT MANAGEMENT LIMITED (hereinafter referred to as the “Subadviser”) shall be effective as of the date first written above.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

W I T N E S S E T H:

WHEREAS, the Subadviser has been retained by the Adviser, a Delaware corporation, to provide investment advisory services to Henderson Emerging Markets Opportunities Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Leaders Fund (formerly, Henderson Global Opportunities Fund), Henderson Global Technology Fund, Henderson International All Cap Equity Fund, Henderson International Opportunities Fund and Henderson Japan Focus Fund (formerly, Henderson Japan-Asia Focus Fund), each a series of the Trust, pursuant to the Subadvisory Agreement;

WHEREAS, the parties wish to amend the Subadvisory Agreement to incorporate additional Portfolios added to the Subadvisory Agreement pursuant to Paragraph 1 of the Subadvisory Agreement and previous amendments to Schedule A of the Subadvisory Agreement;

WHEREAS, the parties wish to further amend the Subadvisory Agreement with respect to Schedule A to reduce the management fee paid to the Subadviser for services provided to the Henderson Global Leaders Fund and Henderson Japan Focus Fund; and

WHEREAS, capitalized terms used herein which are not defined herein and which are defined in the Subadvisory Agreement shall have the same meanings as therein defined.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:

A. The first paragraph of Paragraph 1 of the Subadvisory Agreement is amended and restated in its entirety as follows:

As compensation for the services enumerated herein, the Adviser shall pay the Subadviser a fee for each Portfolio at an annual rate of the Portfolio’s average daily net assets, computed daily and payable monthly, as set forth in Schedule A hereto.

B. Schedule A of the Subadvisory Agreement is amended and restated in its entirety as provided in Schedule A attached hereto.

C. This Amendment does not in any way limit the ability to add additional Portfolios to the Subadvisory Agreement pursuant to the provisions of Paragraph 1 or to amend Schedule A thereto pursuant to the provisions of Paragraph 11 of the Subadvisory Agreement.

D. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Subadvisory Agreement shall not be affected thereby.  Except to the extent governed by federal law including the Investment Company Act of 1940, as amended, this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.

HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. By: /s/ James G. O’Brien Name: James G. O’Brien Title: Managing Director
HENDERSON INVESTMENT MANAGEMENT LIMITED By: /s/ Name: Title:

SCHEDULE A

Henderson Emerging Markets Opportunities Fund:
0.45% for the first $1 billion;
0.35% for the next $1 billion; and
0.25% for over $2 billion

Henderson European Focus Fund:
0.45% for the first $500 million;
0.35% for the next $1 billion; and
0.30% for over $1.5 billion

Henderson Global Equity Income Fund:
0.40% for the first $500 million;
0.30% for the next $1 billion;
0.25% for the next $500 million; and
0.20% for over $2 billion

Henderson Global Leaders Fund:
0.35% for the first $500 million;
0.25% for the next $1 billion; and
0.20% for over $1.5 billion

Henderson Global Technology Fund:
0.45% for the first $500 million;
0.40% for the next $500 million; and
0.35% for over $1 billion

Henderson International All Cap Equity Fund:
0.35% for the first $250 million;
0.30% for the next $250 million;
0.25% for  the next $500 million; and
0.20% for over $1 billion

Henderson International Opportunities Fund:
0.50% for the first $1 billion;
0.35% for the next $1 billion; and
0.25% for over $2 billion

Henderson Japan Focus Fund:
0.30% for the first $500 million;
0.20% for the next $1 billion; and
0.15% for over $1.5 billion